EXHIBIT 10.j

Economic Profit
Incentive
Plan

-- EP Plan --

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154

Economic Profit Incentive Plan

EP Plan Index

Subject	Page

Plan Objectives	2
Plan Year	2
Eligibility for Participation	2
Norm Levels of Participation	2
Norm Level Adjustments	2
How EP Awards Are Determined	3
— Economic Profit Element	3
— Modified Operating Cash Flow Element	3
— Qualitative Element	5
Timing and Distribution of Awards	6
Termination of Employment	6
Plan Administration	6
The Term of the Plan	6

Addenda

Addendum I	8
Addendum II	9
Addendum III	10
Addendum IV	13

Crown Holdings, Inc.
Economic Profit Incentive Plan (EP Plan)

Plan Objectives

The primary objective of the Economic Profit Incentive Plan (the “Plan” or “EP Plan”) is to provide financial motivation for selected key executives and employees of Crown Holdings, Inc., and its subsidiaries (the “Company”) to achieve or exceed established Company goals, and to reward them for outstanding performance on the Company’s behalf.

Plan Year

The Plan Year is January 1 to December 31.

Eligibility for Participation

The Plan is limited to key executives and employees throughout the Company who are able to influence decisions relating to improving the Economic Profit. To participate in the plan, eligible employees must sign and irrevocably agree to be bound by the Crown Holdings, Inc. Non-solicitation and Non-compete Agreement (Business Protection Agreement) attached hereto as Addendum III.

Norm Levels of Participation

As a Plan Participant, you have been assigned a “Norm” — or a target level of participation in the Plan. Your Norm level, in combination with your salary, is a vital component of your EP Plan calculation. Individual Participant awards are based on the Participant’s incentive Norm as a percentage of the Participant’s salary.

Norm Level Adjustments

The Norm levels may be adjusted at the recommendation of the Compensation Committee of the Board of Directors to the Board. You will be advised of your Norm Level in your Plan Participation letter each year.

How EP Plan Awards Are Determined

The Plan has three elements which are shown below.

	% of EP	Maximum Potential		Target based on

Element
Economic profit	50%	235%	(1)	Improvement over prior year
Cash Flow (MOCF)	30%	45%	(2)	Budget
Qualitative	20%	20%		Agreed-upon goals

	100%	300%

(1)	Assumes the Participant achieved the maximum of 45% on the Cash Flow and 20% on the Qualitative elements. The Economic profit percentage could be higher if the Participant achieved less than the maximum on the Cash Flow and Qualitative elements, since the overall maximum remains at 300%.

(2)	See Addendum I for the incentive payout schedule.

Economic Profit (EP) Element

This element of the Plan is based on Economic Profit as calculated in Hyperion account #91880, subject to adjustment for currency exchange rates and acquisitions/divestitures, as appropriate. Each Participant will receive a percentage (“Share Percentage”) of Base Bonus for each $1 million of EP, or portion thereof, earned in excess of the prior year. For example:

				Actual
Participant	Participant	Base	Share	EP Improvement
Salary	Norm	Bonus	Percentage	over prior year
$100,000	20%	$20,000	3%	$18,000,000
		($100,000 X 20%)

Actual EP Improvement in millions		18
Share Percentage	X	3%

Percentage of Base Bonus earned		54%
Base Bonus	X	$20,000

EP Award		$10,800

The assigned Share Percentage will differ between Business Units. The prior year EP will be calculated based on the audited closing results for December 31 of the prior year. Participants will be notified of their Share Percentage and prior year EP at the beginning of the Plan Year.

Cash Flow Element

This element of the Plan is based on Modified Operating Cash Flow (“MOCF”), adjusted for Average Working Capital Variances.

The following Hyperion accounts, subject to adjustments for changes in currency exchange rates and acquisitions/divestitures, will be used to measure performance:

	T9340	EBITDA
-	T9410	Capital Spending
+/-	T9350	Trade Working Capital Change
=		Unadjusted Modified Operating Cash Flow
+/-		Average Working Capital Variance
=		Modified Operating Cash Flow (MOCF)

EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization.

Average Working Capital (AWC) is calculated as the sum of working capital at the end of each month divided by 12. The Average Working Capital Variance is calculated as the difference between the actual and budgeted AWC. The Hyperion accounts included in AWC are:

T1300	Total Inventory
T1120	Net trade receivables
T1190	Misc. receivables
22610	Trade payables
T2320	Accrued liabilities

Account T1120 (net trade receivables) will be adjusted for significant or unusual bad debt adjustments if appropriate.

The actual MOCF will be compared to the budgeted MOCF in calculating the percentage of the goal achieved. No award will be paid for performance that falls below 90%. See Addendum I for the schedule of how awards are determined once the 90% threshold is met.

For example:

				Actual
Participant	Participant	Base	MOCF	MOCF
Salary	Norm	Bonus	Budget	Actual
$100,000	20%	$20,000	$10,000,000	$12,000,000

The MOCF element of the bonus would be $9,000, calculated as:

Actual MOCF	$12,000,000
Budget MOCF	$10,000,000
Performance	120%	($12,000,000 / $10,000,000)

Equates to payout of		150%	(See Addendum I)
MOCF weighting	X	30%

Award percentage		45%
Base Bonus	X	$20,000

MOCF Award		$9,000

Qualitative Element

This element provides Participants with equally important opportunities to set personal business goals in helping the Company to improve operations, efficiency, and work procedures.

Participant performances will be assessed in meeting key strategic goals, business unit goals, and agreed-upon personal business goals. Addendum II provides examples of the types of qualitative goals which may be established and used in setting performance and assessment standards for this goal element. The required award threshold for the Qualitative Element is 90%.

If a Participant’s performance is assessed as falling below the required 90% threshold, there will be no award payable for the Qualitative Element category. A Participant cannot achieve more than 100% for this element.

For example, assume a Participant meets or exceeds the qualitative goals:

Performance achieved		100%
Qualitative weighting	X	20%

Award percentage		20%
Base Bonus	X	$20,000

Qualitative Award		$4,000

Total Award

In the examples given, the total Participant award would be:

EP award	$10,800
MOCF award	9,000
Qualitative award	4,000

Total award	$23,800

The Participant is below the maximum award of 300% of the Base Bonus, or $60,000. The Participant could have achieved the maximum of $40,000 with additional EP improvement of $60,300,000.

$60.3 million X 3% Share Percentage	=	181%
Base Bonus	X	$20,000

Additional EP Bonus		$36,200
Award as calculated		$23,800

Maximum award		$60,000

If a Participant achieves the total maximum award of 300% of Base Bonus, and would have exceeded that amount if not for the cap of 300%, the EP improvement in the following year will be based on the lower amount. For example: if a Participant’s business unit had EP for Year 00 of $35 million, and the maximum bonus was achieved at $30 million of EP, the basis for measuring EP improvement in Year 01 would be the $30 million in Year 00 and not the $35 million. Addendum IV provides examples of EP achieved in excess or less than the amount needed to recieve the maximum bonus.

Timing and Distribution of Awards

EP Plan awards will be paid as soon as practicable after the end of the Company’s Fiscal Year:

•	Following receipt and certification of the Company’s audited financial statements

and

•	After approval by Crown Holdings, Inc.’s Board of Directors’ Compensation Committee.

Due to the significant potential awards, the results may be subject to review and/or adjustment. In addition, awards will not be paid for EP arising from accounting changes and similar non-cash items.

Termination of Employment

In the event of a Participant’s resignation or discharge during a Plan Year, his or her participation in the Plan will end on the employee’s termination date and no award will be earned for that Plan Year. The Plan’s Administrative Committee, however, reserves the right to override this Plan provision.

In the event of the Participant’s disability, death or retirement — as defined within the provisions of the applicable Retirement Plan or personnel policies — the Participant or his or her beneficiary shall be paid a pro rata amount based on the Participant’s active employment with the Company during the Plan Year. This amount will be determined by the Plan’s administrative Committee at its sole discretion.

Plan Administration

The Plan is administered by Crown Holdings, Inc.’s Chairman of the Board and CEO, and the Vice-Chairman/Executive Vice President, CFO.

The Term of the Plan

This Plan will commence January 1, 2005 and shall continue each year thereafter unless discontinued at the recommendation of the Compensation Committee to Crown Holdings, Inc.’s Board of Directors.

Economic Profit Incentive Plan
Addenda

Addendum I

EP Plan Business Unit Cash Flow and
Qualitative Goal Award Schedule

The following Award Schedule represents the incentive payouts once the 90% performance threshold has been reached for the Business Unit Cash Flow and Qualitative Goal Award segments. The incentive payout rises in increments of 3.75% from 90% to 100% of target performance, then 2.5% from 101% to the award cap of 150% (120% of target).

CASH FLOW AND QUALITATIVE AWARD SCHEDULE *
Target Performance	Award Increment	Incentive Payout
90%	Threshold	62.50%
91%	3.75%	66.25%
92%	3.75%	70.00%
93%	3.75%	73.75%
94%	3.75%	77.50%
95%	3.75%	81.25%
96%	3.75%	85.00%
97%	3.75%	88.75%
98%	3.75%	92.50%
99%	3.75%	96.25%
100%	3.75%	100.00%
101%	2.50%	102.50%
102%	2.50%	105.00%
103%	2.50%	107.50%
104%	2.50%	110.00%
105%	2.50%	112.50%
106%	2.50%	115.00%
107%	2.50%	117.50%
108%	2.50%	120.00%
109%	2.50%	122.50%
110%	2.50%	125.00%
111%	2.50%	127.50%
112%	2.50%	130.00%
113%	2.50%	132.50%
114%	2.50%	135.00%
115%	2.50%	137.50%
116%	2.50%	140.00%
117%	2.50%	142.50%
118%	2.50%	145.00%
119%	2.50%	147.50%
120%	2.50%	150.00%

* The payout on the Qualitative Element is limited to 100%. Payout percentages in excess of 100% apply to the Cash Flow Element only.

Addendum II

Examples of Business Unit Qualitative Goals

The following are examples of some Qualitative Goals. They are in no order of priority.

      Improve product quality by reducing customer complaints (Quality Severity Index) and customer claims.
      Reduce spoilage as a percent of consumption.
      Increase real time productivity (e.g., units produced per line/man-hours worked).
      Reduce manufacturing costs or increase efficiency in both dollars and as a percentage of budget.
      Implement true cost reduction and establish a plan for its implementation.
      Review environmental conditions and initiate improvements where needed.
      Reduce inventories, including spare parts, with the benchmark being thirty (30) days or less.
      Reduce employee turnover.
      Establish training programs to complement or upgrade current programs.
      Attain higher sales than previously forecast.
      Start customer service and retention programs.
      Implement a cost-effective preventive maintenance program to eliminate line down-time.
      Plan and initiate a plant or operations safety training program and set schedules and goals for its accomplishment.
      Develop comprehensive policy and procedures manual.
      Establish and meet financial budget by department and working groups.

Addendum III

CROWN HOLDINGS, INC.
ECONOMIC PROFIT PLAN
BUSINESS PROTECTION AGREEMENT

This agreement (this “Agreement”) is between the person executing this Agreement on the signature page (referred to as “I” and “me”in this Agreement) and CROWN HOLDINGS, INC. on its own behalf and for the benefit of all Affiliates of Crown Holdings, Inc. (collectively the “Company”).

I acknowledge that my breach of the covenants in this Agreement would, in light of my position with the Company, inevitably involve disclosure of the Company’s confidential and proprietary information and trade secrets. I agree not to and I waive the right to challenge the enforceability of any of the provisions of this Agreement at any point in the future. In consideration of the right to participate in the annual Company Economic Profit (EP) Plan and for other good and valid consideration, the receipt and sufficiency of which I acknowledge, and intending to be legally bound, I agree to the terms that follow. I also understand and agree that by signing this Agreement I am entitled only to participate in the EP Plan and I am not guaranteed an award unless the established award criteria set forth in the EP Plan are met.

   1.   Important Defined Terms. The following terms shall have the following meanings when used in this Agreement:

     (a)  “Affiliate” of an entity means any company that controls the entity, is controlled by the entity or is under common control with the entity. “Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or other interests, by contract or otherwise.

(b) “Affiliation with the Company” shall mean my affiliation with the Company as either an employee, an independent contractor, an agent, an advisor, a director or a consultant.	3. Restriction on Solicitation of Company Clients. During my Affiliation with the Company and for a period of twelve (12) months after any termination or expiration of my Affiliation with the Company for any reason (the “Restricted Period”), I will not, directly or indirectly, individually or on behalf of another, alone or in conjunction with other parties, solicit Company Clients for the purpose of providing them with (or having them provided with) products or associated services relating to the design, manufacture or sale of food, beverage, aerosol, health and beauty, automotive, household and any other containers, closures or packaging (the “Products”). During the twelve (12)-month period after my Affiliation with the Company ends, this non-solicitation obligation will continue but be limited to Company Clients (a) that I serviced or solicited on behalf of the Company, or (b) whose dealings with the Company I coordinated or supervised, in whole or in significant part.

     (c)  “Business” shall mean the design, manufacture or sale of food, beverage, aerosol, health and beauty, automotive, household containers, closures and any other containers, closures or packaging.

     (d)  “Company Client” shall mean any entity that is, or within the past eighteen (18) months prior to the time that my Affiliation with the Company ends, has been a customer or client of the Company or that has been the subject of individually targeted solicitation by the Company or its authorized sales channels to become a customer or client of the Company.

2. Term of this Agreement. The term of this Agreement shall last until my Affiliation with the Company ceases for any reason. Paragraphs 3, 4, 5, 6, 7, 9 and 10 below shall survive expiration of the Term of this Agreement.	4. Solicitation of the Company Personnel. During the Restricted Period, I will not, directly or indirectly, individually or on behalf of another, alone or in conjunction with other parties, solicit any person who is then an employee, independent contractor, director, agent or consultant of the Company for purposes of having that person become employed by or otherwise join or affiliate with or advise or consult with another entity that is engaged in the Business.

5. Interference with Contracts. During the Restricted Period, I will not directly or indirectly, individually or on behalf of another, alone or in conjunction with other parties, knowingly interfere with or seek to have a party terminate or not renew any contractual relationship with the Company. During the twelve (12)-month period after my Affiliation with the Company ends, this non-interference obligation will continue but be limited to contractual relationship Company Clients, employees, contractors:

     (a) that I serviced or solicited on behalf of the Company, (b) whose dealings with the Company I coordinated or supervised, or (c) with respect to whom I obtained Confidential Information about during the one-year prior to the end of my Affiliation with the Company. While this paragraph 5 is not intended to constitute a “no-compete covenant,” if applicable law deems it to be one, then it will be deemed to be of no effect.

   6.   Limitations on Competition. During the Restricted Period, I will not, directly or indirectly, individually or on behalf of another alone or in conjunction with other parties, seek, accept or take active steps to prepare for a Competitive Position (as defined below). Notwithstanding anything to the contrary in this Agreement, the limitation on seeking or taking active steps to prepare for a Competitive Position shall apply to my activities only during my normal business hours or when I am using Company resources or traveling on Company-related business. During the twelve (12) months after my Affiliation with the Company ends, this limitation on competition shall apply only in the geographical territory specifically described on the signature page to this Agreement (the “Territory”). I acknowledge that the Territory reflects a geographical area that is no broader than the minimum territory necessary, in the Company’s good faith opinion, to protect the Company’s legitimate business interests. For purposes of this Section 6, a “Competitive Position” shall be defined as (i) my direct or indirect ownership of an equity interest in (such as stock or membership units) or Control of any entity engaged in the Business or in a business that involves the designing, manufacture or sale of any of the Products or consulting services relating to any of the Products or services that were provided by the Company during my Affiliation with the Company, or (ii) an employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor relationship between me and a person or entity engaged, wholly or partly, in a competitive Business or in a business that involves the sale of any of the Products or consulting services relating to any of the Products or services that were provided by the Company during my Affiliation with the Company. If, after the date of this Agreement, the “Territory” is deemed too broad, then the restriction provided for in this Section 6 will apply only to that portion of the Territory that is reasonable.

Notwithstanding the foregoing, my direct or indirect ownership, solely as a passive investment, of equity securities of any entity that is publicly traded shall not constitute a “Competitive Position” if I am not a controlling person of, or a member of a group that controls, the entity and I do not, directly or indirectly,	own five percent (5%) or more of the publicly traded company.

   7.   Return of Materials. Upon termination of my Affiliation with the Company for any reason, or at any time upon the Company’s request, I shall deliver to the Company: (a) es, documents, plans, records, drawings, papers, notes and all other materials, and any copies thereof, in my possession or control that relate in any way to the Company’s business, and (b) all other property relating to my employment, including, without limitation, the Company credit cards, telephone cards, office keys, desk keys and security passes.

   8.   Status. Nothing in this Agreement will be construed as constituting an understanding that the Company will continue my Affiliation with the Company, nor affect in any way the right of the Company to terminate my Affiliation with the Company at any time and for any reason.

   9.   Relief. I acknowledge that a breach or threatened breach of any of the terms of this Agreement would result in material and irreparable damage and injury to the Company. The Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of my breach or threatened breach of any of the terms contained in this Agreement. I agree to reimburse the Company for any and all fees, expenses and costs (including but not limited to reasonable attorneys fees and court costs) it incurs in enforcing this Agreement against me.

10. Miscellaneous. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement shall be fully assignable by the Company and shall inure to the benefit of the Company, its Affiliates, and their respective successors and assigns, and shall be binding upon me and my heirs, executors, administrators and personal representatives. This is the entire agreement and understanding between me and the Company with respect to the matters contained in this Agreement. This Agreement, however, does not supersede any confidentiality agreements, but any conflicting terms shall be construed in favor of the terms of this Agreement. The Company’s failure to insist on strict performance of any term or to exercise any right shall not be construed as a waiver or relinquishment for the future of such term or right, which shall continue in full force and effect.

The existence of any claim by me, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s ability to enforce this Agreement. During the Restricted Period, I agree to provide any prospective employer with a copy of this Agreement, and upon	accepting any employment with another entity, provide the Company with the new employer’s name and a description of my role with the new employer.

My Full Name: ____________________

My Signature: _____________________

Date: ___________________________

PARAGRAPH 6 TERRITORY: United States, Mexico and Canada

CROWN HOLDINGS, INC.:

Authorized Signature: ______________________

Printed Name: ___________________________

Date: __________________________________

Addendum IV
Example of EP achieved in excess or less than amount needed to receive the maximum bonus

Each year, participants in the EP Plan will be notified in writing as to the EP Base established for their respective Division for the coming year, which is the lesser of:

  the EP actually achieved by your Division in the prior year,

or

  the EP actually achieved in the prior year, less any amount of EP achieved that exceeds the amount necessary to reach the maximum bonus in the prior year.

The EP Base is used to measure your current year’s improvement.

The last paragraph on page 5 of the EP Plan provides an example of the basis for measuring EP improvement when calculating EP in the subsequent year of the Plan. In this example, the earned EP for Year 00 was $35 million; while the improvement in EP necessary to receive the maximum bonus of 300% was $30 million. Since the actual EP achieved in Year 00 exceeded the amount required to reach the maximum bonus for that year by $5 million, the EP Base in Year 01 would be $30 million and not the $35 million that was actually achieved.

Continuing on with the same assumptions used in the example above, the following chart illustrates various scenarios that would be used to calculate the Year 01 EP portion of the bonus for your respective Division:

If Actual EP in Year 01 is:	Compared to Year 01 Base:*	Year 01 EP Improvement
$25 million	$30 million	$0 – no payout
$30 million	$30 million	$0 – no payout
$33 million	$30 million	$3 million
$35 million	$30 million	$5 million
$40 million	$30 million	$10 million

*Remember, in our example, the EP achieved in Year 00 exceeded the amount necessary to provide the maximum bonus of 300% by $5 million. As a consequence, the EP Base for Year 01 is $30 million and not the $35 million actually achieved to reflect the carryover of $5 million.